UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment 1 to
FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Community Alliance, Inc.
(Exact name of registrant as specified
in its charter)

       Nevada                                          42-1663174
(State or other jurisdiction                       (I.R.S. Employer
of incorporation or organization)                    Identification
                                                         number)

4980 Silver Pine Drive
Castle Rock, Co                           80108
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  (303) 730-7939

Securities to be registered pursuant to Section 12(b) of the Act:
None

Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, $.001 par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerate filer, or a small reporting company as defined by Rule 12b-2 of the Exchange Act):

Large accelerated filer [ ]      Non-accelerated filer [ ]
Accelerated filer  [ ]           Smaller reporting company [x]

ITEM 1.   BUSINESS

General

Community Alliance, Inc. was incorporated under the laws of the State of Nevada on February 22, 2005. Community Alliance is a wholly owned subsidiary of Fresh Ideas Media, Inc., a publicly traded Nevada corporation. On March 26, 2008, Fresh Ideas assigned Community Alliance all of the common stock of Our Best Wishes, Inc., also a wholly owned subsidiary of Fresh Ideas. Our Best Wishes has had no business activity, other than organizational activities, since its inception on August 30, 2005.

Spin-off from Parent

On September 9, 2008, the board of directors of Fresh Ideas authorized the spin-off of Community Alliance to Fresh Ideas shareholders of record as of September 9, 2008. The spin-off is being done in connection with a proposed Share Exchange transaction between Fresh Ideas, Ever Auspicious International Limited, a Hong Kong corporation and Ever Auspicious' sole shareholder, Bright Praise Enterprises Limited, a British Virgin Islands company. Under the terms of the spin-off, 7,535,000 shares of Community Alliance's common stock, par value $0.001 per share, will be distributed on a pro-rata basis to each holder of Fresh Idea's common stock on the record date without any consideration or action on the part of such holders, and the holders of Fresh Ideas' common stock as of the record date will become owners of 100 percent of our common stock. The spin-off will be consummated only upon the consummation of the Share Exchange, and the satisfactory resolution of all comments from the Securities and Exchange Commission to this registration statement on Form 10 and this Form 10's effectiveness. However, there is no assurance at this time that the Share Exchange will be consummated, and therefore no assurance that the spin-off will be consummated.

There is not expected to be any material change in Community Alliance's management or operations as a result of the spin-off.

Revenues

We expect to generate revenue from the sale of the sub-licenses, which after the first five are sold, it is our intent to sell the remaining sub-licenses for $15,000 per sub-license. In addition, we will generate revenue from the publication fees of $1,900 per school. For example, if a sub-licensee has 10 schools under contract during one school period, the publication fee would be $1,900 per school or a total of $19,000. Under the sub-license agreement, each sub-licensee is required to use Community Alliance as the publisher of the folders. Our actual cost of production will depend upon several factors, including the extent of the art work involved and the printing cost of the folders. The average net income after printing and graphic design is projected at $1,200.00 for each school project in each licensed state. We also intend to generate revenue from our operations in Colorado, which we now operate under a license agreement.

The success of our business will depend totally upon our ability sell sub-licenses in the future for the School Home Folders and the Birthday Greeting Cards. In addition, it is contemplated that additional revenues would be generated from the production cost for the folders and greeting cards, which depend upon the success of each of our Sub-licensees in the future. If our Sub-licensees are not successful in their efforts in contracting with schools and selling the advertising for the folders, we will not, in turn, receive that additional on going revenue.

From inception, we have sold a total of four sub-licenses. Of the four sub-licenses that have been sold, only one has paid the full sub-license fee. One sub-license has been cancelled for non-payment and it is now doubtful whether the other three sub-licensees will be able to meet the required payments and make their respective territories productive.

From the date of our inception through August 31, 2008, we realized total revenue from the sale of sub-licenses and publication fees for our take-home school folder product of $52,454 and a net loss of $(64,277).

Community Alliance Custom School Take-Home Folder Product

The Community Alliance Custom School Take-Home Folder product involves supplying elementary schools free of charge with what are sometimes called "take-home folders" that display advertising by community businesses. Each school signs an agreement with a sub-licensee permitting Community Alliance to provide the folders for two consecutive school years. Community Alliance provides each school with a minimum of two folders per student. We believe that the number of folders required to be printed per school will range from 800 to 1,500 folders. The schools distribute the folders via the teachers to the students at the beginning and at the middle of the school year. The students take the folders home with important information and communications from school. By publishing their advertisements on the take-home folders, community businesses sponsor their local school and develop name recognition in the community. Our customized school take-home folder replaces generic communications folders currently being used in elementary schools across the nation. Community Alliance produces and supplies these custom take-home folders to elementary schools via sub-licensees at no cost to the schools or the district. Based upon information available to us, most schools throughout the United States require the parents to purchase the folders or, in some cases, the school may supply folders at its expense.

The sub-licensees sell advertisements and sponsorship to community businesses that display their advertising on the folders. There are eight to ten advertising spots on each school folder. The advertisements are priced at $350 to $550 for the year. Pricing for the advertisements is determined by placement and size, as follows:

   -  1/4 front cover - $550;
   -  Pocket flap - $550;
   -  1/3 back cover - $500
   -  1/6 back cover - $350.

Virtually every parent, teacher and child views the advertisements on the folders every week for an entire school year. Students receive a high quality folder specifically designed for their school. In addition to the advertisements, the folders include school pride elements such as the school logo, important telephone numbers, calendars and/or handbook information. Local businesses that have an interest in their communities are the target customers to sponsor the folders. We believe that the program benefits all parties, as follows:

   - our product is an attractive and useful replacement at no charge for a generic product presently provided by many elementary schools at their cost or the cost of the parents;
   - the parents and students obtain useful information about the school and its policies and procedures printed on the folders and community businesses from advertisements displayed on the folders; and
   - the community business sponsors benefit from exposure via a "friendly" medium to their target market on a weekly basis.

We have been selling and will continue to sell sub-licenses for the school folder program. We have established a one-time sub-license fee of $15,000 except for the first five territories sold which we have set at $10,000 in order to induce five persons to purchase sub-licenses.

License Agreement - 45 States

In March 2005, Fresh Ideas acquired the exclusive license in 45 states to publish and market two advertising products, the Community Alliance Custom School Take-Home Folder and Our Best Wishes Direct Mail Greeting Card.

On March 24, 2005, The License Agreement was assigned from Fresh Ideas Media, Inc. to Community Alliance, Inc. a wholly owned subsidiary of the Company.

The License Agreement included all of the "Business Concept" developed by Venitech, Inc. (Licensor) over the previous several years. Venitech, LLC. has been operating the Business Concept in Colorado under the trade name of Community Alliance. The Business Concept included the designs of the products, methods of selling, the art and design of the products, use of any Intellectual Property, Trade Secrets and Know How developed by Venitech, LLC., along with the use of any trade marks and/or copyrights, if any, pertaining to the products.

The licensor excepted five states from the license agreement because the licensor is aware of and/or has some relationship with other companies engaged in business to supply elementary schools with custom school take-home folders in those states. The five states included Colorado, Florida, Nebraska, Oklahoma and Texas. Venitech, LLC has been operating in Colorado for several years and desired to retain the business in Colorado.

The License Agreement required the payment of $30,000 with an initial payment of $10,000 and the payment of thirty percent (30%) of any sub-license fee sold thereafter until the full amount of $30,000 had been paid. Thereafter, Community Alliance was required to pay the Licensor 20% of each sub-license sold.

The license was for a period of five years through May 15, 2010 with the right to renew for an additional three years through May 15, 2013.

The License Agreement also required Community Alliance to sell three-sublicenses in the first year through March 14, 2006 and that we sell a minimum of four sub-licenses during each period thereafter through August 14, 2007, March 14, 2009 and March 14, 2010 respectively.

The License Agreement also required Community Alliance and/or any sub-licensee to use Community Alliance of Colorado for all production of the products, including art and design and printing of the products. A publication fee of $1,900 per individual school folder was established.

The License Agreement also included business concept, intellectual property, trademark and copyrights and know-how relating to a direct mail greeting card product, called "Our Best Wishes" in the same 45 states. Community Alliance has not yet attempted to develop the greeting card program in any state.

On October 30, 2007 the License Agreement was amended to state that three sub-licenses would need to be sold in the first 12 months of the Agreement and that for a payment of $10,000 to the Licensor, Community Alliance would not be required to sell any sub-licenses in the years of 2006 and 2007 and would be required to sell a minimum of two sublicenses in 2008 and each year thereafter. The $10,000 was paid to Venitech, LLC. in compliance with the Agreement.

If Community Alliance does not comply with the terms of the License Agreement, the Licensor may cancel the Licensor Agreement upon a 60 day notice.

The term of the license agreement, with Venitech, LLC, and addendums thereto, is for a period of five years through May 15, 2010, with the right to renew the agreement for an additional three years through May 15, 2013 under certain circumstances. Our right to renew the license agreement is contingent on the following:

   - We sell three sub-licenses in the first year of the license agreement through March 14, 2006, which we did. There is no minimum requirement for the years of 2006 and 2007 and thereafter we are required to sell a minimum of two sub-licenses each year.
   - We are not delinquent in the payment of any fees required to be paid to Venitech under the terms of the license agreement.
   - We are not otherwise in default under the license agreement.
   - We give Venitech written notice of our intent to renew the license agreement no later than February 15, 2010.

Community Alliance is in compliance with the terms of the License
Agreement to date.

License Agreement - Colorado

On February 6, 2008, we entered into a license agreement which Venitech, LLC for the rights to publish and market two advertising products, the Community Alliance Custom School Take-Home Folder and Our Best Wishes Direct Mail Greeting Card in the state of Colorado with the exception of Jefferson County. Venitech, LLC desires to retain
Jefferson County for the time being.

For the past two years, the Jefferson county school projects have been implemented by Raine Daily, the sister of Ruth Daily. By mutual agreement, Raine Daily will continue providing take home folders to Jefferson County schools under "Raine Daily's own separated business arrangements. Going forward the revenues generated in Jefferson county are separate from Community Alliance. Excluding Jefferson County, there are 300 elementary schools in Colorado, 38 of which are currently participating in the program. Community Alliance is confident that additional revenues can be generated by offering the school folder program to the remaining counties in Colorado.

  We paid a total of $20,000 for the license, with $10,000 being paid within 90 days of the signing of the agreement and an additional $10,000 to be paid within 190 days of the signing of the agreement or on August 14, 2008. In addition, Venitech, LLC will receive twenty percent (20%) of the net profit of all sales in the Colorado Territory.

The term of the License if for five years and will terminate on February 10, 2010 with the right to renew for an additional three years provided:
   A. Guaranteed Minimun of sales of schools are under contract in any given year as per Article 5 of the Agreement.
   B. All fees which are due and payable by the Licensee to the Licensor are paid as per the terms of the Agreement.
   C. Licensee is not otherwise in default under the Agreement and D Licensee gives Licensor notice in writing of its intent to renew no later than January 15, 2010.

We have paid the $10,000 to Venitech.

An Addendum to the Agreement was entered into on July 28, 2008, stating that the $10,000 payment would be waved and that Venitech, LLC would receive a total of 25% of the net profit from advertising sales until the additional amount received would total the amount of $10,000 and thereafter Venitech, LLC would receive 20% of the net profit from the sales of advertising.

In addition, the License Agreement requires that the Company has a minimum of 20 schools under contract in the first year of the agreement. There are presently 38 schools under contract in the territory.

If Community Alliance does not keep a minimum of 20 schools under contract each year, the Venitech, LLC has the right to cancel the Agreement.

Ruth Daily, the principal of Venitech, LLC, the Licensor, and a major shareholder of Fresh Ideas prior to the spin-off and who will be a major shareholder of Community Alliance after the spin-off, has been operating the business in Colorado for approximately five years and has 38 schools under contract with an annual revenue of between $70,000 and $100,000. Ruth Daily is now an officer and director of Community Alliance.

Ruth Daily will work for Community Alliance in the state of Colorado and will receive commissions for sales made in the state. Commissions will be 25% of the net profit from the sales of advertising in the state of Colorado.

Ruth Daily, who is presently an officer, Director and major shareholder of the Company, will work for Community Alliance, Inc, as a sales representative in the state of Colorado and will receive sales commissions of 20% of all advertising sales made in the state of Colorado.

In addition, as per the License Agreement between Venitech and Community Alliance, Inc., Venitech will receive 25% of the net profit for the state of Colorado until the License fee is paid in full. Ruth Daily is the sole owner of Venitech.

Sub-licenses for custom take-home school folders

Community Alliance has been engaged in selling sub-licenses for the custom take-home school folder product. Our primary business to date has been the sale of sub-licenses to market the custom school take-home folder product in three states. On February 6, 2008, Community Alliance acquired the going business of the school folders in the state of Colorado, and is now actively working with schools in Colorado with the school folder program. Venitech, LLC, the licensor of the school folder program, has been operating the business in Colorado for the past five years.

     Established Fees for Sub-license

The fee for a Sub-licensee to acquire a territory for the School Folder Program has been set at $15,000. However, it is the intent of the company to sell the first 5 Sub-licenses for $10,000 for marketing purposes, and thereafter sell the Sub-license for $15,000.

     Sub-licenses Sold Since Inception

We have sold four sub-licenses prior to March 14, 2006, as required under the terms of the License Agreement and addendums thereto. We were not required to sell a minimum of sub-licenses in 2006 and 2007 in order to maintain the right to renew the agreement. We are required to sell a minimum of two sub-licenses each year thereafter.

     Delay in the Sale of Additional Sub-Licenses

Ruth Daily, who became an officer and director of Community Alliance on February 4, 2008, learned last year that she would be leaving the United States for a period of time. She left in October of 2007, has returned to the US twice briefly since that time, and is expected to return for good in December of 2008. While she has been involved with keeping the schools under contract in Colorado during her absence, she felt that since she would not be available to train new Sub-licenses, and that, under the circumstances, marketing the sub-licenses during this past year would not be wise for Community Alliance.

It is the intent of Community Alliance to commence the marketing of the sub-licenses in the first quarter of 2009. In the meantime, we will continue to market the products in the state of Colorado.

     Possible Sub-Licensee Territories.

We divided the 45 states licensed into a possible 52 territories that we believe are ideal in size for a sub-licensee based upon population density and the estimated number of elementary schools located within
the area.    The suggested 52 territories are only estimates and
Community Alliance may change the estimated territories at any time, depending upon the circumstances.

     Activity of Present Sub-licensees

Arizona
-------
The Arizona sub-licensee purchased the Sub-license on November 5, 2005 and paid the full $10,000 upon the signing of the sub-license Agreement and has placed schools under contract and has met the requirements of the sub-license.

The sub-license agreement is for a period of five years with the right to renew and can be renewed if the sub-licensee has a minimum of 25 schools under contract at the time of renewal.

Missouri
--------
The Missouri Sub-licensee, CTN Enterprises, paid $2,500 deposit on the $10,000 fee. They immediately contracted with and delivered folders to seven schools. By addendum to the Licensing Agreement, CTN was required to pay an additional $2,500 to be paid on February 1, 2007 and a final payment of $5,000 to be paid on or before June 1, 2007.

However, the partnership broke up and they have stopped signing up schools and have not paid the balance due on the Sub-license Agreement. We have terminated their Agreement.

Kentucky - Tennessee
--------------------
The sub-license, Frontier Digital Media, LLC, for a territory encompassing certain counties in Kentucky and certain counties in Tennessee has not yet initiated business that Territory. The principal of Frontier Digital Media, LLC is the daughter of Mr. Ray, the president of Fresh Ideas Media, Inc. and Community Alliance, Inc.

An addendum was entered into on May 7, 2008, that requires the payment of $2,000 on or before January 30, 2009 and the balance of $7,000 on or before December 31, 2009

Ohio
----
The bub-license in the state of Ohio, was signed on November 28, 2005. The terms of agreement stated that the license fee was $10,000 with $2,000 being paid at the signing of the agreement, another $1,000 to be paid on or before June 1, 2006 and the full balance of $7,000 due on or before June 1, 2007. In an addendum to the license agreement dated December 31, 2006, the payment for the made the second payment of $1,000 due on or before May 341, 2007 and the balance of $7,000 due on or before December 31, 2007. The sublicense, Rachelle Hagerty, is the daughter of Mr. Ray, an officer and director of Community Alliance, Inc.

In 2007, The sub-licensee learned that her husband, a doctor, was going to be seeking employment at a hospital in another state and she believed that it would be unwise to start a business that she would be forced to leave in the not to distant future. She has requested that the license agreement be amended and changed to the state of Washington. Community Alliance is considering it.

Community Alliance is currently in discussions with sub-licensee prospects for the states of Wyoming, New Mexico, Virginia and Maryland. As soon as practicable a full scale marketing will be initiated to obtain sub-license sales in the identified territories. The marketing will include listings on recognized employment websites, local newspaper advertising and other community based marketing campaigns.

Sub-License Agreement with Our Best Wishes

Community Alliance intends to transfer the business concept, intellectual property, trademarks, copyrights and know-how relating to the direct mail greeting card product in the 45 states of the United States covered by the license agreement to our wholly-owned subsidiary, Our Best Wishes. Our Best Wishes will sub-license the rights to the greeting card product to sub-licensees in up to 52 sub-license territories in these 45 states.

The fee for a sub-license for a sub-license territory will be $15,000, except for the first five sub-licenses, which we will grant free of charge to existing sub-licensees of Community Alliance for the school take-home folder product. After the first five sub-licenses, we will offer existing sub-licensees for the school folder product the first right to purchase sub-licenses to market the greeting card product. We will permit a sub-licensee to make a deposit and pay the balance of the sub-license fee over time in certain instances.

The sub-license agreement will require the sub-licensee to conduct a minimum of 24 quarterly direct-mail campaigns per year after the initial five years in order to maintain and renew the sub-license agreement. The sub-licensee is required to use Our Best Wishes for production of the direct-mail greeting card product. We have established a publication fee of $4,200 per quarterly zip code mailing campaign. This fee covers the purchase price of mailing lists and the graphic design, production, printing and mailing of, and overhead and profit to Our Best Wishes on, the direct-mail campaigns.

We have finalized the business concept and design of the Our Best Wishes Greeting Card product. However, we have not yet sold any sub-licenses to market the greeting card product. We believe that this product will be an effective advertising tool for businesses to directly target their market in the community.

We intend to start testing the greeting card program in the second quarter of 2009 and offering the program to Sub-licensees in the third quarter of 2009.

Recent Developments

On November 10, 2008, Fresh Ideas entered into a Share Exchange Agreement with Ever Auspicious International Limited, a Hong Kong company and Bright Praise Enterprises Limited, the sole shareholder of HKCo. On the closing date, November 11, 2008, Fresh Ideas acquired all of the issued and outstanding capital stock of HKCo from the majority stockholder in exchange for an aggregate of 11,700,000 newly-issued shares of Fresh Ideas' common stock, which constitutes approximately 64.64% of Fresh Ideas' issued and outstanding common stock. The Share Exchange is intended to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986. The consummation of the Share Exchange resulted in a change in control of Fresh Ideas. Pursuant to the Share Exchange Agreement, Fresh Ideas' board expanded its membership to the seven (7) members, and Ms. Alice Terry Ray, a current director, Treasurer and Secretary of Fresh Ideas, resigned from her positions as officer and director of Fresh Ideas effective as of the consummation of the Share Exchange.
Mr. Phillip E. Ray, a current director, president and chief executive officer of Fresh Ideas resigned from his positions as officer of Fresh Ideas effective as of the consummation of the Share Exchange, and will resign as a director of Fresh Ideas effective on November 21, 2008.
Mr. Tong Shiping became a director of Fresh Ideas effective upon the consummation of the Share Exchange. Howard S. Barth, Yang Bin, Gao Yang, Qu Zhong, Kong Xiaoyan and Cheng Weihong will become directors of Fresh Ideas effective on November 21, 2008.

On November 21, 2008 or shortly thereafter, Fresh Ideas intends to amend its Articles of Incorporation and amend and restate its bylaws in their entirety so as to, among other things, change the name of Fresh Ideas, provide the board of directors with greater flexibility in their management of the affairs of Fresh Ideas (including allowing the board of directors to amend the bylaws from time to time without ratification by the stockholders), provide increased indemnification protection to our directors so as to facilitate the appointment and retention of qualified directors, and institute certain standard procedures with respect to the meetings of stockholders and the nomination of directors. The board will approve the amendments and recommend the stockholders approve and adopt such amendments.

     Terms of the Share Exchange

Under the terms of the Share Exchange: (a) Fresh Ideas acquired all of the issued and outstanding capital stock of HKCo from the majority stockholder, and in exchange, the majority stockholder received an aggregate of 11,700,000 newly-issued shares of Fresh Ideas' common stock, which will constitute approximately 64.64% of Fresh Ideas issued and outstanding common stock; and (b) the Share Exchange will qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended (the "Act") and under the applicable securities laws of the state or jurisdiction where the Majority Stockholder resides.

     Agreement of Directors to Resign

In connection with the closing of the Share Exchange, Ms. Alice Terry Ray, a current director, treasurer and secretary of Fresh Ideas, will resign from her positions as officer and director of Fresh Ideas effective as of the consummation of the Share Exchange. Mr. Phillip E. Ray, a current director, president and chief executive officer of Fresh Ideas will resign from his positions as officer of Fresh Ideas effective as of the consummation of the Share Exchange, and resign from his position as a director of Fresh Ideas effective on or about November 21, 2008.

Mr. Tong Shiping became a director of Fresh Ideas effective upon the consummation of the Share Exchange. Howard S. Barth, Yang Bin, Gao Yang, Qu Zhong, Kong Xiaoyan and Cheng Weihong will become directors of Fresh Ideas effective on or about November 21, 2008.

Promotion and Advertising

We intend to initially rely upon referrals and advertising in newspapers to locate potential sub-licensees.

Trademarks, Patents and Intellectual Property

Venitech, the licensor, granted to us the exclusive license to publish and market two advertising products, the Community Alliance Custom School Take-Home Folder and Our Best Wishes Greeting Card, including the right to use the trademarks, "Community Alliance" and "Our Best Wishes," in 45 states of the United States. The licensor intends to apply for both trademarks in the future but has not yet secured registration for the trademarks, "Community Alliance" and "Our Best Wishes," in the United States or any other country.

We are not relying on the use of patents and trademarks for our business.

In any given market, a competitor may sell the same products and services that we sell under any business name that they desire. We have no exclusive right to the idea, but only to the business concept as developed by Venitech. If a competitor is or commences marketing of school take-home folders or a greeting card similar to the Our Best Wishes Greeting Card, it could have a material adverse effect on our business. This competition could either limit the growth and sales by our sub-licensees or keep them from conducting business altogether. If this were to happen in a number of proposed territories, it could have a major adverse effect on our business.

We know of no particular barriers that exist at this time that would keep us from entering any market for which we have a license. We know of no one producing school take-home folders such as we produce in the licensed territory of the 45 states. At this time, we do not believe that we will compete with a similar business. However, some schools may desire to continue to provide take-home school folders to their students, or they may continue to require the parents to provide the folders.

Despite the licensor's efforts to protect its proprietary rights, unauthorized persons may attempt to copy aspects of the custom school take-home folder and greeting card programs, product information and sales mechanics or to obtain and use information that the licensor regards as proprietary. We depend upon the licensor to adequately protect or enforce the intellectual property rights in connection with these products. The failure of the licensor to adequately protect its intellectual property rights or any encroachment upon the proprietary information, the unauthorized use of the trademarks, the use of a similar name by a competing company or a lawsuit initiated against us for our infringement upon another company's proprietary information or improper use of their trademark, may affect our ability to create brand name recognition, cause customer confusion and/or have a detrimental effect on our business. Third parties may also claim infringement by us with respect to past, current or future programs.

Government Regulation

Government approval is not necessary for our business. We anticipate that government regulations will have little or no effect on our business except insofar as their applicability to businesses generally.

Competition

The marketing and advertising markets in which we expect to compete are intensely competitive and Community Alliance and/or the sub-licensees may not be able to compete in the market(s) effectively. We expect significant competition from the existing competitors in these markets, including newspapers, television, radio, magazines, billboards, direct-mail and numerous other businesses looking for ways to spend their advertising dollars. Most of these companies are substantially larger and have more substantial operating histories and records of successful operations; greater financial resources, technical expertise, managerial capabilities and other resources; more employees; and more extensive facilities than we have or will have in the foreseeable future. Our sub-licensees must compete with these established companies for their advertising dollars.

Community Stars, LLC, a company operated by Ms. Daily's sister that currently supplies, or intends to supply, elementary schools with take-home folders in the five states excepted from our license agreement, may in the future attempt to offer its products in the 45 states in which we intend to operate. Further, it is possible that competitors exist of which we are unaware and/or that might start the same or a similar business in any given area within the 45 states covered by our license agreement. If this occurs, it could adversely affect our sub-licensee in that area; keep the sub-licensee from operating effectively; or keep us from selling a sub-license in that area. We are aware of two other companies selling direct-mail birthday pieces in their respective States of Florida and Missouri. We have no recourse against anyone desiring to conduct the same business as us in any of the 45 states in the licensed territory.

Employees

We have no full-time employees. All activities since our organization have been undertaken by our officers as needed. Our officers do not currently spend all of their time on our business and estimate they devote approximately 20% of their business time on the business of Community Alliance. We anticipate that we will begin hiring employees as needed to support our anticipated growth. Ruth Daily, an officer and director of Community Alliance will be actively working for Community Alliance in the State of Colorado on a commission basis, as well as training any new Licensees that Community Alliance may acquire in the future.

Subsidiaries

We have one wholly owned subsidiary, Our Best Wishes, Inc., a Nevada corporation which has no business activity at this time.


ITEM 1A.  RISK FACTORS

A. We have had very little operating history and it is difficult for you to evaluate our business prospects.

We cannot predict whether we will succeed because there has been very little operating history and, accordingly, you will have no basis upon which to evaluate our ability to achieve our business objective. Community Alliance is a development stage company. We have only begun revenue-generating operations in a very limited way. To date, the only revenue-generating activity has been the sale by Community Alliance of four sub-licenses to publish and market the custom school take-home folder product, resulting in the receipt of minimal sub-license and publication fees. However, only one of those Sub-licensees have has been active, two have not started the business in their territories and one has been cancelled for non-performance. There can be no assurance that we will ever reach a level of profitability. Our revenue and income potential is yet unproven, and the lack of operating history makes it difficult to evaluate the future prospects of our business. You should view our operations as being subject to all of the risks inherent in the establishment of a new business venture.

B. Operating results may fluctuate and we may fail to meet our expectations.

Our operating results in one or more future periods could likely fluctuate significantly and may fail to meet or exceed the expectations of investors. As we continue our operations, we expect significant fluctuations in future results of operation because of a variety of factors, many of which are beyond our control, including, but not limited to:

   - The ability of sub-licensees to contract with schools for the folder program and to market the advertising that will be printed on the folders;
   - Demand for and market acceptance of our products and consulting services;
   -  Our ability to expand our market share;

Competitive factors that affect our pricing structure;

   -   The variety and mix of products we sell;
   - The timing and magnitude of our capital expenditures, including costs relating to the development, marketing and continued expansion of operations;
   - Conditions specific to the public grade schools and general economic factors; and
   - Changes in generally accepted accounting policies, especially those related to our business.

C. We are a development stage company that may not be able to develop our business plan.

Because we are a development stage company with limited funds, we may not be able to develop our business into a significant revenue-generating operation. Our ability to develop the business into an operation generating significant revenue will depend on a number of factors, which include the ability to:

   - Provide advertising and consulting products and programs that are reliable and cost-effective, and accommodate any significant increase in the number of users;
   - Select sub-licensees who have the capability to market and advertise our products and programs effectively;
   - Continue to grow our infrastructure to accommodate an increasing number of sub-licensees and new developments in advertising sales;
   - Establish and/or maintain relationships with printers for the products that will allow us to sell products at a profit;
   -  Hire, retain and motivate qualified personnel; and
   -  Effectively respond to competition.

If we are unsuccessful in meeting these challenges and/or addressing the risks and uncertainties associated with operating a business with limited funds, we will not be successful, and any investment made in our common stock would decline in value or be completely lost.

D. Our auditors have raised substantial doubt about our ability to continue as a going concern.

The report of Ronald R. Chadwick, P.C., the independent registered public accounting firm that audited our financial statements for the fiscal year ended November 30, 2007, and Note 1 to the financial statements, raises substantial doubt as to our ability to continue as a going concern because we realized a net loss of $(9,734) during the year and we had a working capital deficit as of November 30, 2007.

E.  We may not be able to expand or become profitable.

We may not be able to obtain and expand a customer base of sub-licensees satisfactorily and, therefore, we may never become profitable. The sale of advertising to be displayed on school folders and direct-mail greeting cards is a relatively new and emerging market. Even though the school folder program has been successful in several states, there can be no assurance that customers will adopt the products we plan to sell through sub-licensees and, if so, in a quantity sufficient to enable the sub-licensees and, therefore, Community Alliance, to succeed. Accordingly, we cannot accurately predict the potential demand for our products. We believe that the acceptance of our products will depend on the ability to:

   - Select sub-licensees who market our advertising products effectively;
   - Attract and retain sub-licensees and provide high quality support to sub-licensees such that they are able to develop repeat business from schools and advertisers;
   - Produce, distribute and price our products and programs in a manner that is appealing to customers and users;
   - Develop and maintain a favorable reputation among our sub-licensees, sponsors for the advertising displayed on our products and potential sub-licensees and sponsors; and
   - Withstand downturns in general economic conditions or conditions that would slow sales of our products.

Many of the factors that may affect the development and expansion of a customer base of sub-licensees are beyond our control. If we are unable to expand our customer base, it will negatively impact the ability to generate revenues and, in turn, prevent us from becoming a profitable business.

F. Revenue will be dependent upon success of each sub-licensee; sub-licensees may not be successful.

The revenue we generate from operations will be dependent upon the success of the business of each sub-licensee and the results of each sub-licensee may vary, thus causing our revenue to fluctuate. We have acquired the exclusive license rights in 46 states to two advertising products, including the Community Alliance Custom School Take-Home Folder and Our Best Wishes Greeting Card products. Although the viability of the custom school take-home folder product has been demonstrated in several states in the United States, the concept of marketing the products through sub-licensees has not been proven. We will receive a sub-license fee upon the sale of each sub-license and publication fees for the production, printing and delivery of products to the sub-licensees and the creation of advertisements for the sponsors. Accordingly, our revenue and, therefore, the success of our operations will be directly dependent upon the volume of business generated by the sub-licensees. To the extent that the sub-licensees fail to sell sufficient advertising in their respective territories of operation in order to make the custom take-home school folder and greeting card programs profitable, we may be unable to generate sufficient revenue from publication fees in order to achieve profitable operations or break even. As a result, we may not be able to continue in business as a going concern and our common stock would lose some, if not all, of its value. As of October 31, 2008, only two of our sub-licensees have sold advertising for the school folders in their respective territories. It is doubtful as whether the other two sub-licensees will be able to make a success in their respective territories.

G. Operating expense may increase and the increase may not be offset by an increase in revenue and may result in significant losses.

In the future, we expect that our operating expenses will increase as we grow and expand. The anticipated increase in our operating expenses will depend entirely on the rate of our growth and the addition of new programs and services. Because we are unable to predict our growth rate or the timing of the addition of new programs and services, we are unable to quantify the amount by which operating expenses may increase or the timeframe for the increase(s). We anticipate that the increase in operating expenses will also include general and administrative expenses as well as professional fees and expenses, which will increase as a result of our reporting obligations under the Securities Exchange Act of 1934. Although we believe that revenue generated from our business operations will meet our needs for growth of the company, it is possible that the expenses may not be offset with revenue, thereby resulting in losses for the company. If revenue falls below our expectations and we are unable to reduce spending in response, our operations will be adversely affected, which may result in significant losses from which we may be unable to recover.

H. We may need additional funds that we may not be able to obtain and the lack of necessary funds would adversely impact our growth.

Generating sufficient revenue from the sale of sub-licenses and/or raising sufficient funds from additional equity and/or debt financing in order to sustain the growth and expansion of the business could be necessary. Any shortfall of capital, whether the inability to raise funds or generate revenue, would adversely impact the progress and development of our business, and negatively impact the potential to generate revenue and reach a level of profitability in the future. Future equity or debt financing may not be available to us on favorable terms or may not be available at all. Borrowing instruments such as credit facilities and lease agreements will likely have restrictions on lending money to a development-stage company with little or no assets, such as ours. Our inability to obtain additional capital on satisfactory terms may delay or prevent the expansion of our business, which would cause the business and prospects to suffer.

I. We are required to sell addition sub-licenses each year. If we fail to do so, we may lose our rights under the license agreements.

We have sold four sub-licenses as of the date of this filing, as required in order to maintain our right to renew the license agreement with Venitech. By an Amendment to the License Agreement, we are not required to sell a minimum of sub-licenses in 2006 and 2007, however we are required to sell a minimum of two sub-licenses in 2008 and each year thereafter. If we fail to sell an additional two sub-licenses in 2008 and each year thereafter, we may lose all rights under the license agreement to market and publish the two advertising products, including the Community Alliance Custom School Take-Home Folder and Our Best Wishes Direct Mail Greeting Card products, which are the basis for our business plan. If we were to lose these rights, we would go out of business and an investor in our common stock would lose his entire investment.

J. The markets in which we will compete are intensely competitive and we may not be able to compete successfully.

The marketing and advertising markets in which we expect to compete are intensely competitive and Community Alliance and/or the sub-licensees may not be able to compete in the market(s) effectively. We expect significant competition from the existing competitors in these markets, including newspapers, television, radio, magazines, billboards, direct-mail and numerous other businesses looking for ways to spend their advertising dollars. Most of these companies are substantially larger and have more substantial operating histories and records of successful operations; greater financial resources, technical expertise, managerial capabilities and other resources; more employees; and more extensive facilities than we have or will have in the foreseeable future. Our sub-licensees must compete with these established companies for their advertising dollars. Community Stars, LLC, a company operated by Ms. Daily's sister that currently supplies, or intends to supply, elementary schools with take-home folders in the five states excepted from our license agreement, may in the future attempt to offer its products in the 45 states in which we intend to operate. Further, it is possible that competitors exist of which we are unaware and/or that might start the same or a similar business in any given area within the 45 states covered by our license agreement. If this occurs, it could adversely affect our sub-licensee in that area; keep the sub-licensee from operating effectively; or keep us from selling a sub-license in that area. We are aware of two other companies selling direct-mail birthday pieces in their respective States of Florida and Missouri. We have no recourse against anyone desiring to conduct the same business as us in any of the 45 states in the licensed territory.

K. Registration for trademarks has not yet been secured and we may not be able to defend our trademarks and we may be subject to infringement claims from others.

We depend upon the licensor to adequately protect or enforce the intellectual property rights in connection with the custom school take-home folder and greeting card products, and the failure of the licensor to do so may affect our ability to create brand name recognition, cause customer confusion and/or have a detrimental effect on our business.
We hold the exclusive license from Venitech to publish and market two advertising products, the Community Alliance Custom School Take-Home

Folder and Our Best Wishes Greeting Card, including the right to use the trademarks, "Community Alliance" and "Our Best Wishes," in 45 states of the United States. To our knowledge, the licensor has not yet secured registration for the trademarks, "Community Alliance" and "Our Best Wishes," in the United States or any other country. Despite the licensor's efforts to protect its proprietary rights, unauthorized persons may attempt to copy aspects of the Community Alliance Custom School Take-Home Folder and Our Best Wishes Greeting Card programs, product information and sales mechanics or to obtain and use information that the licensor regards as proprietary. Any encroachment upon the proprietary information, the unauthorized use of the trademarks, the use of a similar name by a competing company or a lawsuit initiated against us for our infringement upon another company's proprietary information or improper use of their trademark, may affect our ability to create brand name recognition, cause customer confusion and/or have a detrimental effect on our business. Third parties may also claim infringement by us with respect to past, current or future programs. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any claim, whether meritorious or not, could be time-consuming, result in costly litigation or cause service upgrade delays.

L. Two principals control approximately 40% of our common stock and have significant voting control over all matters pertaining to the company.

By reason of their percentage share ownership, Phil E. Ray, a director and president of Community Alliance, and Ruth Daily, a director and officer of Community Alliance, have significant control over all matters submitted for shareholder approval. Mr. Ray and Ms. Daily each currently own approximately 20%, or a total of approximately 40%, of our outstanding common stock. As a result, they have significant control over the outcome of all matters submitted to a vote of shareholders, which may include the election of directors, amendments to the articles of incorporation and approval of significant corporate transactions.

M. Officers may not be able to spend the necessary time to make the company a success.

Each of Phil E. Ray, President and a director of Community Alliance, and Alice Terry Ray, a director and Secretary of Community Alliance, expect to contribute an average of 20 hours per week to company business initially. Ruth Daily, an officer and director of Community All will be spending whatever additional time is required to continue to operate the business in the State of Colorado, as well as other activities for the Company. Ms. Daily will continue to sell advertising for the school folders as well as contract with schools for the distribution of the folders. She will be receiving a commission on all advertising sold in the State of Colorado.

If, and as, we progress and our business expands, Mr. and Ms. Ray intend to increase the time they spend on our business and affairs in order to ensure implementation of our business plan. Further, as capital and/or revenue become available, we intend to add additional personnel. Both Mr. and Ms. Ray currently spend a substantial amount of their time with other companies of which they are officers, directors and/or principals, and this may create a conflict of interest insofar as where they devote their time. Mr. Ray owns the majority interest in and manages VentureVest Capital Corporation and American Business Services, Inc., two Denver, Colorado-based business consulting companies, and Ms. Ray serves as the Secretary of American Business Services and VentureVest Capital Corporation. While both Mr. and Ms. Ray intend to spend the necessary time to make the company a success, it may be possible that the amount of time that they can spend may not be sufficient for the furtherance of our business plan, thereby reducing the chances for our success. If either individual is required to devote substantial amounts of time to VentureVest Capital's and/or American Business Services' affairs in excess of his or her current commitment level, it could materially limit his or her ability to devote time to our affairs and could have a material negative impact on us.

N. Our success will depend upon our present officers and the loss of their services could have a very negative effect on us.

Our success will substantially depend upon Phil E. Ray, Alice Terry Ray, and Ruth Daily, our management, and the loss of their services could materially adversely affect our ability to operate. We will be heavily dependent upon the skills, talents and abilities of our executive officers and sole director to implement our business plan.
We may find, from time to time, that the inability of Mr. or Ms. Ray or Ms. Daily to devote his or her full time and attention to our business results in a delay in progress toward implementing the business plan. Further, although both Mr. and Ms. Ray and Ms. Daily have experience with development-stage companies and Mr. Ray has extensive experience in advertising and marketing and Ms. Daily has experience in the School Folder program, neither individual has any experience in marketing sub-licenses for advertising products. This lack of experience may result in management's inability to develop and manage the business in a manner that is beneficial to our shareholders and us. Nevertheless, we believe that our success depends on the continued service of our management. We cannot assure you that these individuals will remain with us for the immediate or foreseeable future. We do not have an employment agreement with either of our current executives and we do not expect to enter into an employment agreement with either of them until business operations increase and a more extensive time commitment is necessary. Further, if Mr. Ray, Ms. Ray and/or Ms. Daily resigns, new management's actions and views may not satisfy our former management, thus motivating Mr. Ray or Ms. Daily and/or others, to sell their shares and thereby potentially depress the share price.

O.  Employment of additional personnel may be difficult.

We intend to employ additional management and sales and other personnel as we implement our business plan. There can be no assurance that we will attract and retain key technical and other employees in the future. If we are unable to attract and retain the necessary management, sales and other personnel, it would limit or prevent us from implementing our proposed business and, possibly, from generating significant revenue.

P.  Inability to manage growth would adversely affect Community
Alliance.

Although we believe that we can manage the growth of Community Alliance as projected, the planned expansion will require additional personnel as well as the normal development of operation controls and systems required in a growing company. As we have developed our business plan around the projected growth, we cannot be certain that we will be able to attract the needed personnel and/or develop the necessary operation controls and systems required for future growth. However, we believe that the experience of the present personnel in developing early stage companies, and their experience in advertising, will be an asset in the growth of the company. Growth of Community Alliance, and our ability to manage the growth, if it occurs, will depend on several factors, including, but not limited to:

   - Development and maintenance of a system and method for obtaining sub-licensees in the 45 states in the licensed territory;
   - Development of the ability to properly train and support sub-licensees in their territories of operation; and
   - Significant expansion of our internal management and financial controls in order to maintain operational control and provide adequate staff support as our size and number of personnel increase.

If we are unable to achieve any of the above objectives, it would negatively impact the potential to grow our business. As a result, the value of the shares would depreciate significantly.

Q. Due to the lack of a public market for our common stock, and the risk that one may never develop, investors may not be able to sell their shares.

There is no public market for our common stock and no assurance that one will develop. While we intend to attempt have our common stock quoted on an exchange in the future, either the Pink Sheets or the OTCBB, there is no assurance that this can happen. Any one purchasing shares in the Company may be at risk of not being able to sell those shares on the open market. Purchase of shares in the Company presents a high degree of risk.

R. Even if our stock becomes quoted on an exchange, it will be thinly traded and highly volatile and may not increase in value to offer a return to the investor.

Even if our common stock is eventually approved for quotation by a market maker through the Over-the-Counter Bulletin Board, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysis. Any market that develops for purchases and sales of our common stock is likely to be limited. Accordingly, we anticipate that our common stock will be, if at all, very thinly traded and the sale of a limited number of shares could cause the price to fall sharply. As a result, it may be difficult to sell shares of our common stock without significantly depressing the value of the shares. Unless we are successful in developing continued investor interest in our common stock, sales of our stock could continue to result in major fluctuations in the price of the stock. We do not expect to be able to obtain security or industry analyst coverage and our common stock may not have visibility in the financial markets because of this. The lack of analysis could also cause our stock price or trading volume to decline.

S. There is no assurance that a public market will develop for our stock, but, if a market develops, the stock will likely be subject to the "penny stock" rules.

We make no assurance that a public market will ever develop for our common stock. However, if a trading market develops, it is likely that transactions in our common stock will be subject to the Commission's "penny stock" rules and, as a result, any trading activity in our common stock may be materially adversely affected and broker-dealers may experience difficulty in completing customer transactions. Because our common stock will not be listed on a nationally approved exchange or the NASDAQ, we will not meet certain minimum financing requirements and the bid price, if any, for our common stock will be less than $5.00 per share, it will likely be considered penny stock within the meaning of Rule 3a-51-1 of the Securities Exchange Act of 1934. The Securities and Exchange Commission regulates broker-dealer practices in connection with transactions in penny stocks. Further, penny stocks often suffer wide fluctuations in price and have certain disclosure requirements that make resale in the secondary market difficult, if not impossible.

This would adversely affect your ability to sell the shares in any trading market that may develop. Rules associated with transactions in penny stocks include the following:

   -  The delivery of a standardized risk disclosure document;
   - The provision of other information, such as current bid and offer quotations, the compensation to be provided to broker-dealers and salespersons and monthly accounting for penny stocks held in the customer's account;
   - Written determination that the penny stock is a suitable investment for the purchaser; and
   -  Written agreement to the transaction by the purchaser.

Because our common stock will likely be subject to these rules in the event that a trading market develops, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our shares may be materially adversely affected. As a result, the market price of our common stock may be materially depressed and you may find it more difficult to sell the shares.

T. All of our present shareholders may be selling their shares and the selling of these shares could have a very adverse effect on the price of our stock.

If, a market eventually develops for our shares via the Pink Sheets or the OTC Bulletin Board, the shareholders may offer and sell the shares from time to time in each case at prices then prevailing in the public market at the time of sale, at prices related to these prevailing market prices or at negotiated prices, in open market transactions, in private or negotiated transactions or in a combination of these methods of sale. As a result, the price, if any, for the stock may fall. Because of the provisions of Rule 144, all restricted stock is currently available for sale in a public market, if one develops. The availability for sale of substantial amounts of stock under Rule 144 could reduce prevailing prices for our common stock. Because we have a limited number of shares of our common stock issued and outstanding, sales of any significant number of shares into the market would depress the share price and the price may not appreciate thereafter.

U. Preferred stock may be issued that may have preferences over our common stock and may cause additional dilution. Preferred stock can be issued with a board of directors' resolution.

We are authorized to issue 5,000,000 shares of preferred stock, which, if issued, may reduce the price of our common stock. Although no preferred stock is currently issued or outstanding, our directors are authorized by our articles of incorporation to issue preferred stock in series without the consent of our shareholders. Our preferred stock, if and when issued, may rank senior to our common stock with respect to payment of dividends and amounts received by shareholders upon liquidation, dissolution or winding up. The issuance of preferred stock in series and the preferences given the preferred stock must be by a resolution of directors, but we do not need the approval of our shareholders. The existence of rights, which are senior to our common stock, may reduce the price of our common stock.

V. We have no audit, disclosure or compensation committee and our shareholders must rely on the actions of our directors.

We do not have an audit, disclosure or compensation committee comprised of independent directors. Accordingly, the board of directors as a whole must perform the functions of audit, disclosure and compensation committee members. Our board of directors is presently comprised of one member, who is not independent. Thus, there is a potential conflict in that our directors, who are also executive officers, will determine management compensation and audit and disclosure issues that may affect management decisions.

W. Community Alliance will be subject to reporting requirements of the SEC that can be costly and time consuming.

With the filing of this Form 10, Community Alliance becomes a "Reporting Company" and as such, we will be subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, accordingly, we will be obligated to file a Form 10-K with audited financial statements annually, a Form 10-Q with unaudited financial statements quarterly and other reports with the Securities and Exchange Commission that are both costly and time consuming. These filings will place additional burdens on us, both financially and with regard to the demands on the time of our executive officers. If we cease filing these reports, and in the event that our stock ever becomes trading on the OTCBB, our common stock would no longer be eligible for quotation on the Over-the-Counter Bulletin Board, which could reduce the value and liquidity of your investment in our shares. If we are not required under Section 12(g) or otherwise to be a mandatory Exchange Act filer because of the fact that we have less than 500 shareholders, we intend to continue as a voluntary reporting company, although we would not be subject to the proxy statement or other information requirements of the Securities Exchange Act.

In the event that we are unable to establish a base of operations that generates sufficient cash flow or we are unsuccessful in obtaining additional equity or debt financing, the costs of maintaining our status as a reporting entity may inhibit out ability to continue our operations. If we subsequently decide to cease filing reports, our securities could no longer be quoted on the Over-the-Counter Bulletin Board. This could reduce the value and liquidity of your investment in our shares.


ITEM 2.  FINANCIAL INFORMATION

Management's Discussion and Analysis of Financial Condition and Results of Operations

Trends and Uncertainties

Demand for our products and services are dependent on, among other things, general economic conditions which are cyclical in nature. Inasmuch as a major portion of our activities are the receipt of revenues from the sale of sub-licenses to market the custom school take-home folder product, our business operations may be adversely affected by our competitors and prolonged recessionary periods. Also, due to the fact that we have sold only four sub-licenses as of October 31, 2008, and that only one of these sublicenses has been successful in signing up schools, there now may be a question as to how successful Community Alliance will be in generating revenues, both from the sale of sub-licenses and the production of the products.

There are no material commitments for capital expenditure at this time. There are no significant elements of income or loss that arise from our continuing operations. There are no known causes for any material changes from period to period in one or more line items of the corporation's financial statements.

Capital and Source of Liquidity

We have no material commitments for capital expenditures. We have no plans for future capital expenditures at this time.

We now have the license for the major part of the State of Colorado, which is a going business and generating revenues. As a result, we believe there will be sufficient capital from revenues to conduct operations for the next twelve months. The Colorado operation has been generating from between $70,000 to $100,000 in annual revenues.

Community Alliance presently has very little expenses, except for legal and accounting which are associated with being a public company.
Community Alliance pays no salaries and only pays commissions on sales. Community Alliance does not pay rent or other expenses for offices at this time.

We are planning on commencing the sale of sub-licenses in the first quarter on 2009.

We cannot guarantee that short term cash needs will be met through operations. If additional capital is needed, the president of Community Alliance is prepared to supply additional capital on a loan basis.

Future revenues from the sale of sub-licenses and from the Colorado operations, will determine the amount of additional financing necessary to continue operations.

The board of directors has no immediate offering plans in place. The board of directors shall determine the amount and type of financing as our financial situation dictates.

For the nine months ended August 31, 2008 and 2007, Community Alliance did not pursue any investing activities.

For the nine months ended August 31, 2008, Community Alliance made payments on notes payable of $3,500 and had amounts due to parent company of $20,200. As a result, Community Alliance had net cash used in financing activities of $16,700 for the nine months ended August 31, 2008.

Comparatively, for the nine months ended August 31, 2007, Community Alliance had amounts due to parent company of $9,200. As a result, Community Alliance had net cash used in financing activities of $9,200 for the nine months ended August 31, 2007.

On a long term basis, liquidity is dependent on continuation of operation and receipt of revenues.

Results of Operations

Nine Months Ended August 31, 2008 Compared to Nine Months Ended August
31, 2007

Revenues were $5,991 for the nine months ended August 31, 2007 compared to $21,314 for the nine months ended August 31, 2008. Costs of goods sold for the nine months ended August 31, 2007 were $8,200 compared to $13,810 for the nine months ended August 31, 2008. Revenues increased primarily due to an increase in publications fees from $1,851 for the nine months ended August 31, 2007 to $18,969 for the nine months ended August 31, 2008. This increase was primarily due to taking over the Colorado operation.

Operating expenses increased from $10,190 for the nine months ended August 31, 2007 to $31,367 for the nine months ended August 31, 2008. The increase in these expenses was due primarily to increased amortization expense of $12,000 for the nine months ended August 31, 2008 compared to $4,500 for the same period in 2008 from additional licensing agreements and other licensing expenses such as commissions of $5,789 for the nine months ended August 31, 2008.

Community Alliance had net loss of $(12,399) for the nine months ended August 31, 2007 compared to $(23,863) for the nine months ended August 31, 2008. The increase in net loss was primarily due to the increased licensing expense and amortization as described above.

Year Ended November 30, 2007 Compared to Year Ended November 30, 2007

Revenues were $6,006 for the year ended November 30, 2007 compared to $16,100 for the year ended November 30, 2006. Costs of goods sold for the year ended November 30, 2007 were $8,200 compared to $10,000 for the year ended November 30, 2006. Revenues decreased primarily due to the sale of four sub-licenses in 2006 and related expenses and no sales in 2007.

Operating expenses decreased from $15,250 for the year ended November 30, 2006 to $7,540 for the year ended November 30, 2008. The decrease in these expenses was due primarily to a reduction in general and administrative expenses from $9,250 in 2006 to $1,540 in 2007 as Ruth Daily less time pursing Community Alliance business and concentrated on business in Jefferson County, Colorado.

Community Alliance had net loss of $(9,734) for the year ended November 30, 2007 compared to $(9,150) for the year ended November 30, 2006.

If we are unable to increase our sales of sub-licenses to generate revenue or raise additional capital from debt or equity financing, we may be forced to curtail or cease our operations. Even if we are able to continue our operations, the failure to obtain financing could have a substantial adverse effect on our business and financial results. We have no commitment from our officers and directors or any of our shareholders to fund our operations or provide us with financing in the future.

In the future, we may be required to seek additional capital by selling debt or equity securities, selling assets, or otherwise maintaining cash flows in balance when they approach a condition of cash insufficiency. The sale of additional equity securities, if accomplished, may result in dilution to our shareholders. We cannot assure you that financing will be available in amounts or on terms acceptable to us, or at all.

Critical Accounting Policies

Our discussion and analysis of results of operations and financial condition are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We considered the quality and variability of information regarding the financial condition and operating performance that may have changed in the past and may change in the future that may have a material effect, and have quantified them where possible. Specifically, we considered risk of variability with changes in contract that may affect the recognition of income and also the possibility of changes in the tax code that may affect the long term rates of return.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Burden of SEC Reporting Requirements

We have chosen to become a "reporting company" and hereafter we will be subject to the information and reporting requirements of the Securities Exchange Act of 1934.

Accordingly, we will be obligated to file a Form 10-K with audited financial statements annually, a Form 10-Q with unaudited financial statements quarterly and other reports with the Securities and Exchange Commission that are both costly and time consuming. These filings will place additional burdens on us, both financially and with regard to the demands on the time of our executive officers. If we cease filing these reports, our common stock would no longer be eligible for quotation on the Over-the-Counter Bulletin Board, which could reduce the value and liquidity of your investment in our shares. If we are not required under Section 12(g) or otherwise to be a mandatory Exchange Act filer because of the fact that we have less than 500 shareholders, we intend to continue as a voluntary reporting company, although we would not be subject to the proxy statement or other information requirements of the Securities Exchange Act. In the event that we are unable to establish a base of operations that generates sufficient cash flow or we are unsuccessful in obtaining additional equity or debt financing, the costs of maintaining our status as a reporting entity may inhibit out ability to continue our operations.
If we subsequently decide to cease filing reports, our securities could no longer be quoted on the Over-the-Counter Bulletin Board. This could reduce the value and liquidity of your investment in our shares.

Controls and Procedures

During the three months ended August 31, 2008, there were no changes in our internal controls over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Evaluation of Disclosure Controls and Procedures

Phillip E. Ray, the chief executive officer a director and A. Terry Ray, a director and secretary of Community Alliance have made an evaluation of the disclosure controls and procedures relating to the financial statements for the three months ended August 31, 2008 and have concluded such controls and procedures to be effective as of August 31, 2008 to ensure that information required to be disclosed by the issuer in the reports that it files or submits under the Act is recorded, processed, summarized and reported, within the time periods specified in the Commission's rules and forms and to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Act is accumulated and communicated to the issuer's management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.


ITEM 3.  PROPERTIES.

Community Alliance is currently housed in the home of our president.
We do not pay our president for use of such space. We anticipate that we will rent separate office facilities when needed to support the growth of our business. We do not currently anticipate the need for warehouse space for our business. We expect all warehouse and shipping of our products to be conducted by the packing firms engaged to manufacture our products.


ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Our shares of common stock to be distributed to Fresh Ideas shareholders of record as of September 9, 2008 are being held in escrow with Jody M. Walker, Attorney At Law until this Form 10 is effective. The following tabulates holdings of shares of Community Alliance by each person who, adjusted for completion of the spin-off, will be holders of record or is known by management to own beneficially more than 5.0% of the common stock and, in addition, by all directors and officers of Community Alliance individually and as a group. Each named beneficial owner has sole voting and investment power with respect to the shares set forth opposite his name.

                   Shareholdings at September 9, 2008

                                                              Percentage of
                                Number & Class(1)              Outstanding
Name and Address                  of Shares                   Common Stock

Fresh Ideas Media, Inc.            7,535,000                      100.0%
4980 Silver Pine Drive
Castle Rock, CO 80108

Phillip E. Ray                             0                        0.0%
4980 Silver Pine Drive
Castle Rock, CO 80108


Ruth Daily                                 0                        0.0%
4980 Silver Pine Drive
Castle Rock, CO 80108

A. Terry Ray(2)                            0                         0.0%
4980 Silver Pine Drive
Castle Rock, CO 80108

All directors and officers
 as a group 3 persons)                     0                       0.00%

                   Shareholdings at September 9, 2008
                Adjusted for completion of the spin-off(1)

                                                              Percentage of
                                Number & Class(1)              Outstanding
Name and Address                  of Shares                   Common Stock
Phillip E. Ray(2)                   1,500,000(direct)               19.9%
4980 Silver Pine Drive               550,000(indirect)               7.3%
Castle Rock, CO 80108

Ruth Daily                          1,500,000                       19.9%
4980 Silver Pine Drive
Castle Rock, CO 80108

A. Terry Ray(3)                     2,050,000(indirect)             27.2%
4980 Silver Pine Drive
Castle Rock, CO 80108

All directors and officers
 as a group 3 persons)              3,000,000                       39.8%
                                      550,000                        7.3%

(1)Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise.

(2)Phillip E. Ray is the beneficial owner of 2,050,000 shares of our common stock through his direct ownership of 1,500,000 shares of our common stock and through his positions as the sole officer, director and shareholder of American Business Services, Inc., which owns 250,000 shares of our common stock, and the majority shareholder and sole officer and director of VentureVest Capital Corporation, which owns 300,000 shares of our common stock.

(3)A. Terry Ray is the beneficial owner of the 2,050,000 shares of our common stock directly and indirectly held by her spouse, Phillip E. Ray.

Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable unity property laws.

The spin-off of Community Alliance's shares to the shareholders to its parent, Fresh Ideas will not result in Bright Praise becoming a shareholder of Community Alliance.

Current Shareholdings in Fresh Ideas. Phillip E. Ray is the beneficial owner of 552,500 shares of Fresh Ideas common stock through his direct ownership of 2,500 shares of Fresh Ideas common stock and through his positions as the sole officer, director and shareholder of American Business Services, Inc., which owns 250,000 shares of Fresh Ideas common stock, and the majority shareholder and sole officer and director of VentureVest Capital Corporation, which owns 300,000 shares of Fresh Ideas common stock.

A. Terry Ray is the beneficial owner of the 552,500 shares of Fresh Ideas common stock directly and indirectly held by her spouse, Phillip E. Ray.

Ruth Daily is the beneficial owner of 632,500 common shares of Fresh
Ideas.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Name                            Position Held        Term of Office
Phillip E. Ray, age 70        President, CEO          Inception to
                                 Director               present
A. Terry Ray, age 63        Secretary, Director       June 2007 to
                                                        present

Ruth Daily, age 48           Director, Treasurer      February 2008 to
                                                        present

Resumes

Phillip E. Ray

Mr. Ray has had experience in the management of public and non-public companies, including developing national marketing programs, advertising and publications, product development, investor relations, public securities offerings, corporate development, business plan preparation, financing strategies for developing companies and many other areas of corporate development and management. Mr. Ray has served as the President, a director and a major shareholder of two Denver, Colorado-based companies, since he founded the businesses in 1997. VentureVest Capital and American Business Services are engaged in business consulting in the areas of advertising, marketing, mergers and acquisitions and strategic planning, primarily, for companies preparing for an initial public securities offering or a private securities placement.

Mr. Ray was Assistant Manager of Howlett Distributing in Las Vegas, Nevada, prior to founding his own advertising business in 1958. From 1958 until 1971, he served as owner and President of Advertising Productions of Nevada, Inc., an advertising service, and Phil E. Ray & Associates, a full-service advertising agency. Mr. Ray relocated to Colorado in 1971. In 1972, he founded and served as President and Chairman of the Board of Director of Electromedics, Inc., a Colorado corporation specializing in medical products. Electromedics became a public company in 1974 through an initial public securities offering. Electromedics developed into a company with diversified medical, industrial and consumer products. Mr. Ray acquired the consumer products division of Electromedics in 1981, organized a new company and eventually merged that company with a public company to spend full time in business consulting and other ventures, including VentureVest Capital and American Business Services.

Alice Terry Ray

Ms. Ray is the wife of Phillip Ray, the president for Community Alliance, and has served as the corporate secretary of a number of public and private corporations and the administrative assistant or secretary to presidents of several companies for many years. Since 1993, she has served as the Secretary of American Business Services, one of the business consulting companies owned by Mr. Ray. From 1995 to January 2004, she was employed as a senior administrator for Denver Reserve, Inc., a company in Littleton, Colorado, engaged in pre-tax benefit plans. Ms. Ray currently serves as President of a literary guild and she has served in various administrative positions in her community for many years. Ms. Ray attended the University of Nevada-Las Vegas, majoring in business administration, from 1963 to 1965.

Ruth Daily

Ms. Daily manages Venitech, LLC, a Denver, Colorado-based advertising and business consulting firm that she founded in 1999. Through Ms. Daily's efforts, Venitech developed the Community Alliance Custom Take-Home Folder program under the trade name of Community Alliance of Colorado in October of 2002. Community alliance of Colorado has signed up 38 schools in Colorado and is generating between $70,000 and $100,000 in revenue. In February of 2008, Venitech entered into a Licensing Agreement with Community Alliance, Inc., the wholly owned subsidiary of Fresh Ideas Media, Inc, and for a fee, granting a license to Community Alliance, Inc. for the State of Colorado, and in so doing assigned over to Community Alliance, Inc. all of the schools that was under contract in Colorado, and the revenue generated from the sales of advertising from the school folders.

Ms. Daily has agreed to continue to contract with schools and to sell advertising for the school folders in Colorado and to do so on a commission only basis.

Director Independence

Community Alliance presently has three directors. Mr. Ray is the President and CEO of Community Alliance, A. Terry Ray is the Secretary of Community Alliance and Ruth Daily is the Treasurer of Community Alliance and none of the three are therefore considered to be independent.

Audit Committee

Our board of directors has been responsible for the Audit Committee function. As such, under the definition of "independence" as set forth in NASDAQ Marketplace Rule 4350, we do not have a fully independent audit committee. As our common stock is not publicly traded nor listed on or with a national securities exchange or national securities association, we are not required to have a fully independent audit committee. In addition, we do not have a designated audit committee financial expert.

Our board of directors have not designated a separate compensation or nominating committee.

Term of Office

Our officers are elected annually by the board of directors and may be replaced or removed by the board at any time. Our directors are elected by our shareholders annually and serve until the election and qualification of their successors or their earlier resignation or removal.

Code of Ethics

We have adopted a Code of Ethics for our Senior Financial Officers. We shall, without charge, provide to any person, upon request, a copy of our Code of Ethics for our Senior Financial Officers. All such requests should be mailed to: Community Alliance, Inc., 4980 Silver Pine Drive, Castle Rock, CO 80108.


ITEM 6.   EXECUTIVE COMPENSATION

Executive Employment Contracts. Our named executive officers serve "at will" with no written employment agreements. They do not currently receive any compensation for such services.

Equity Compensation Plan Information. We currently do not have any equity compensation plans outstanding.

Director Compensation

Members of the board of directors may receive an amount yet to be determined annually for their participation and will be required to attend a minimum of four meetings per fiscal year. To date, Community Alliance has paid $0.00 in directors' expenses.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR
INDEPENDENCE

Spin-off from Predecessor

On September 9, 2008, the Board of Directors of Fresh Ideas approved the spin-off of Community Alliance to its shareholders. The spin-off is being done in connection the Share Exchange. Under the terms of the spin-off, shares our common stock will be distributed on a pro-rata basis to each holder of Fresh Ideas' common stock on the record date without any consideration or action on the part of such holders, and the holders of Fresh Ideas' common stock as of the record date will become owners of 100 percent of our common stock. The spin-off will be consummated only upon (a) the consummation of the Share Exchange, and
(b) the satisfactory resolution of all comments from the SEC to this Form 10 and this Form 10's effectiveness. The shares of our common stock to be distributed to the former shareholders of Fresh Ideas as of the record date are being held in escrow with Jody M. Walker, Attorney At Law. Fresh Ideas is the predecessor of Community Alliance. However, there is no assurance at this time that the Share Exchange will be consummated, and therefore no assurance that the spin-off will be consummated.

Phillip E. Ray, Alice Terry Ray and Ruth Daily were officers, directors and principal shareholders of Fresh Ideas through the closing date of the Share Exchange.

There will be no other agreements between Ever Auspicious or its sole shareholder, Bright Praise and Community Alliance after the spin-off.

Neither Fresh Ideas, Bright Praise, nor Ever Auspicious will retain any liability relating to Community Alliance or Our Best Wishes after the spin-off. In connection with the spin-off and the Share Exchange, Community Alliance will assume all of the indebtedness of Fresh Ideas prior to the closing date of the Share Exchange.

Alice T. Ray is the wife of Phillip E. Ray, an officer and director of the Company.

Since the inception of the Community Alliance, and at various times, other companies owned by Mr. Ray have loaned money to Community
Alliance on an as needed basis. For some of the money loaned, promissory notes were issued and interest paid. Other loans were short term and no Promissory notes were generated. As of August 31, 2008, all loans had been repaid.

On February 6, 2008, Fresh Ideas entered into a License Agreement with Venitech, LLC for the School Folders in the State of Colorado, with the exception of Jefferson County in that state. Venetich, LLC had been operating the School Folder business in the state of Colorado for a number of years and has 38 schools under contract for the school folders. Ruth Daily, the president of Venitech, LLC, was a major shareholder of Fresh Ideas Media, having owned 19.9 % of Fresh Ideas, and as soon as the spin-out of Community Alliance, Inc., the wholly owned subsidiary, is completed, Ms. Daily will be a major shareholder of Community Alliance, Inc. On February 4, 2008, Ms. Daily was elected to the Board of Directors and appointed as Treasurer of Community Alliance.

ITEM 8.  LEGAL PROCEEDINGS

Community Alliance is not a party to any legal proceedings nor is Community Alliance aware of any disputes that may result in legal proceedings.

ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON
EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is not included in the pink sheets nor in the OTC Bulletin Board maintained by the NASD.

There is no public trading market for our common stock and there is no guarantee any trading market will develop.

None of our common equity is subject to outstanding options or warrants to purchase, or securities convertible into, common equity.

As of October 31, 2008, there are 1,507,000 shares of our common stock outstanding. These common shares are restricted within the meaning of Rule 144 under the Securities Act, and are subject to the resale provisions of Rule 144.

None of our common equity is being, or has been publicly proposed to be, publicly offered.

Holders

The sole shareholder of record of our common stock is Fresh Ideas
Media, Inc. These shares are being held in escrow until completion of the spin-off. As a result of the spin-off, the approximate number of record holders of Community Alliance will be 52.

Dividends

Holders of our common stock are entitled to receive such dividends as may be declared by its board of directors after the spin-off has been completed. Community Alliance does not anticipate that it will declare any dividends. All profit will be used for continuing operations.


ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

On March 24, 2005, 100 shares of our common stock were issued to Fresh Ideas Media, Inc., the parent company for $.001 per common share.
These shares of common stock were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1934 to a sophisticated investor. On August 13, 2008, Community Alliance effectuated a forward stock split increasing our issued and outstanding common stock from 100 to 1,507,000 shares.


ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

The following statements constitute brief summaries of Community
Alliance's Certificate of Incorporation and Bylaws, as amended.

Common Stock

Our articles of incorporation authorize us to issue up to 95,000,000 shares of common stock, $.001 par value per share. As of the completion of the spin-off, there will 7,535,000 shares of common stock issued and outstanding.

Community Alliance is authorized to issue up to 5,000,000 preferred shares. As of the completion of the spin-off there will be no preferred shares issued and outstanding.

Liquidation Rights

Upon liquidation or dissolution, each outstanding common share will be entitled to share equally in the assets of Community Alliance legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights

There are no limitations or restrictions upon the rights of the board of directors to declare dividends out of any funds legally available therefore. Community Alliance has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The board of directors initially may follow a policy of retaining earnings, if any, to finance the future growth of Community Alliance. Accordingly, future dividends, if any, will depend upon, among other considerations, Community Alliance's need for working capital and its financial conditions at the time.

Voting Rights

Holders of our common stock are entitled to voting rights of one hundred percent. Holders may cast one vote for each share held at all shareholders meetings for all purposes.

Other Rights

Shares of our common stock are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional shares of our common stock in the event of a subsequent offering.

Our bylaws allow action to be taken by written consent rather than at a meeting of stockholders with the consent of the holders of a majority of shares entitled to vote.

Transfer Agent

Upon completion of the registration statement, Mountain Share Transfer will act as Community Alliance's transfer agent.


ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Community Alliance shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Nevada, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of Community Alliance, or served any other enterprise as director, officer or employee at the request of Community Alliance. The board of directors, in its discretion, shall have the power on behalf of Community Alliance to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of Community Alliance.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of Community Alliance, Community Alliance has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by Community Alliance of expenses incurred or paid by a director, officer or controlling person of Community Alliance in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, Community Alliance will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

INDEMNIFICATION OF OFFICERS OR PERSONS CONTROLLING THE CORPORATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, IS HELD TO BE AGAINST PUBLIC POLICY BY THE SECURITIES AND EXCHANGE COMMISSION AND IS THEREFORE UNENFORCEABLE.


ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Our consolidated financial statements for the fiscal years ended November 30, 2007 and 2006 have been examined to the extent indicated in their report by Ronald R. Chadwick, P.C., independent certified public accountants. The financial statements have been prepared in accordance with generally accepted accounting principles, pursuant to Regulation S-X as promulgated by the SEC, and are included herein in response to Item 13 of this Form 10. The unaudited financial statements for the nine month period ended August 31, 2008 have been prepared by Community Alliance.


ITEM 14. CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Since inception, there have been no changes in or disagreements with Community Alliance's principal independent accountant.


ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

(a) The following financial statements required by Item 310 of Regulation S-K are furnished below:

Report of Ronald R. Chadwick, P.C.
Consolidated Balance Sheets
Consolidated Statements of Operations
Consolidated Statements of Stockholders' Equity
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado  80014
Telephone (303)306-1967
Fax (303)306-1944

Board of Directors
Community Alliance, Inc.
Castle Rock, Colorado

I have audited the accompanying consolidated balance sheets of Community Alliance, Inc. (a development stage company) as of November 30, 2006 and 2007, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, and for the period from inception of the development stage (February 22, 2005) through November 30, 2007. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Alliance, Inc. at November 30, 2006 and 2007, and the consolidated results of its operations and its cash flows for the years then ended, and for the period from inception of the development stage (February 22, 2005) through November 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has had a working capital deficit and stockholders' deficit. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado                 /s/Ronald R. Chadwick, P.C.
                                 ---------------------------
November 20, 2008                RONALD R. CHADWICK, P.C.

COMMUNITY ALLIANCE, INC.
(A Development Stage Company)
BALANCE SHEETS

                                                                        August 31,
                                            Nov. 30,      Nov. 30,       2008
                                              2006          2007      (Unaudited)
                                           --------       --------     ---------
ASSETS
Current assets
  Cash                                      $   534        $  1,118      $    710
  Sub-license accounts receivable - current   1,000           2,000             -
  Deferred license expense - current          6,000           6,000         4,000
                                           --------        --------      --------
         Total current assets                 7,534           9,118         4,710
                                           --------        --------      --------
  Sub-license accounts receivable            12,000           6,000             -
  Due from parent company                       925               -             -
  Deferred license expense                   14,654           8,654        18,654
                                           --------        --------      --------
                                             27,579          14,654        18,654
                                           --------        --------      --------
Total Assets                               $ 35,113        $ 23,772      $ 23,364
                                           ========        ========      ========

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable                         $  2,525        $  2,525      $  2,525
  Related party payables                          -               -         9,950
  License account payable-related party       6,500           2,000        35,050
  Customer deposits                               -               -         2,596
  Notes payable-related party                 3,500               -             -
  Accrued interest payable                      102               -             -
  Due to parent company                           -          14,975         5,775
  Unearned revenue - current                  6,000           4,000         2,500
                                           --------        --------      --------
                                             18,627          23,500        57,146
             Total current liabilities     --------        --------      --------
  Unearned revenue                           17,166          10,686         1,841
                                           --------        --------      --------
Total Liabilities                            35,793          34,186        57,641
                                           --------        --------      --------
Stockholders' Equity
  Preferred stock, $.001 par value;
    5,000,000 shares authorized;
    none issued and outstanding                   -               -             -
  Common stock, $.001 par value;
    95,000,000 shares authorized;
    1,507,000 shares issued and outstanding   1,507           1,507         1,507
  Additional paid in capital                 28,493          28,493        28,493
  Deficit accumulated during the
    development stage                       (30,680)        (40,414)      (64,277)
                                           --------        --------      --------




Total Stockholders' Equity                     (680)        (10,414)      (34,277)
                                           --------        --------      --------
Total Liabilities and Stockholders' Equity $ 35,113        $ 23,772      $ 23,364
                                           ========        ========      ========

The accompanying notes are an integral part of the financial statements.

COMMUNITY ALLIANCE, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                           Nine Months
                                                                              Ended
                                          Year Ended      Year Ended      August 31, 2007
                                         Nov. 30, 2006   Nov. 30, 2007     (Unaudited)
                                         -------------   -------------    -------------
Sales                                      $  16,100        $   6,006       $   5,991
Cost of goods sold                            10,000            8,200           8,200
                                           ---------        ---------       ---------
Gross profit                                   6,100           (2,194)          (2,209)
                                           ---------        ---------       ---------
Operating expenses:
      Amortized license                        6,000            6,000           4,500
      General and administrative               9,250            1,540           5,690
                                           ---------        ---------       ---------
                                              15,250            7,540          10,190
                                           ---------        ---------       ---------
Gain (loss) from operations                   (9,150)          (9,734)        (12,399)
                                           ---------        ---------       ---------
 Other income (expense):
      Interest expense                          (102)               -               -
                                           ---------        ---------       ---------
                                                (102)               -               -
                                           ---------        ---------       ---------

Income (loss) before provision
   for income taxes                           (9,252)          (9,734)        (12,399)

Provision for income tax                           -                -               -
                                           ---------        ---------       ---------
 Net income (loss)                         $  (9,252)       $  (9,734)      $ (12,399)
                                           =========        =========       =========
 Net income (loss) per share
 (Basic and fully diluted)                 $  (92.52)       $  (97.34)      $   (0.01)
                                           =========        =========       =========
 Weighted average number of
 common shares outstanding                 1,507,000        1,507,000       1,507,000
                                           =========        =========       =========

(Continued On Following Page)

The accompanying notes are an integral part of the financial statements

COMMUNITY ALLIANCE, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

(Continued From Previous Page)

                                                                      Period From
                                      Nine Months   Feb. 22, 2005    (Inception)
                                          Ended       (Inception)       Through
                                      Aug. 31, 2008     Through      Aug. 31, 2008
                                       (Unaudited)   Nov. 30, 2007    (Unaudited)
                                      ------------  --------------   ------------
Sales                                    $ 21,314       $ 31,140       $ 52,454
Cost of goods sold                         13,810         18,200         32,010
                                         --------       --------       --------
Gross profit                                7,504         12,940         20,444
                                         --------       --------       --------
Operating expenses:
  Amortized license                        12,000         15,571         27,571
  General and administrative               19,367         37,681         57,048
                                         --------       --------       --------
                                           31,367         53,252         84,619
                                         --------       --------       --------
Gain (loss) from operations               (23,863)       (40,312)       (64,175)
                                         --------       --------       --------

Other income (expense)
  Interest expense                              -           (102)          (102)
                                         --------       --------       --------
                                                -           (102)          (102)
                                         --------       --------       --------
Income (loss) before provision
  for income taxes                        (23,863)       (40,414)       (64,277)

Provision for income tax                        -              -              -
                                         --------       --------       --------

Net income (loss)                        $(23,863)      $(40,414)      $(64,277)
                                         ========       ========       ========
Net income (loss) per share
  (Basic and fully diluted)              $  (0.02)
                                         ========
Weighted average number of
  common shares outstanding             1,507,000
                                        =========

The accompanying notes are an integral part of the financial statements

COMMUNITY ALLIANCE, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                               Deficit
                                                                Accum.
                                 Common Stock                  During the   Stock-
                                           Amount    Paid In   Development  holders'
                              Shares(1)  ($.001 Par) Capital     Stage      Equity
                              ------------------  -------   -----------  --------
Balances at February
  22, 2005                           -   $     -   $      -    $      -    $      -
Stock issuance to parent
  company for licensing      1,507,000     1,507     28,493           -      30,000
Net income (loss) for
  the period                         -         -          -     (21,428)    (21,428)
                             ---------    ------    -------    --------    --------
Balances at November
  30, 2005                   1,507,000    $1,507    $28,493    $(21,428)   $  8,572
Net income (loss)
  for the period                     -         -          -      (9,252)     (9,252)
                             ---------    ------    -------    --------    --------
Balances at November
  30, 2006                   1,507,000    $1,507    $28,493    $(30,680)   $   (680)

Net income (loss)
  for the period                    -          -          -      (9,734)     (9,734)
                             ---------    ------    -------    --------    --------
Balances at November
  30, 2007                   1,507,000    $1,507    $28,493    $(40,414)   $(10,414)
                             =========    ======    =======    ========    ========
Net income (loss)
  for the period                     -         -         -      (23,863)    (23,863)
                             ---------    ------   -------     --------    --------
Balances at August 31, 2008
  - unaudited                1,507,000    $1,507    $28,493    $(64,277)   $(34,277)
                             =========    ======    =======    ========    ========

(1)As restated for a 15,070 for 1 forward stock split on August 25, 2008

The accompanying notes are an integral part of the financial statements.

COMMUNITY ALLIANCE
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           Nine Months
                                                                              Ended
                                          Year Ended      Year Ended      Aug. 31, 2007
                                         Nov. 30, 2006   Nov. 30, 2007     (Unaudited)
                                         -------------   -------------    -------------
 Cash Flows From Operating Activities:
      Net income (loss) during the
        development stage                    $  (9,252)      $  (9,734)     $ (12,399)
      Adjustments to reconcile net loss to
      net cash provided by (used for)
      operating activities:
          Compensatory stock issuances               -               -              -
          Accounts receivable                    2,500           5,000         (2,000)
          Deferred expenses                      5,775           6,000          4,500
          Loan payable - related party          (9,000)         (4,500)        (3,500)
          Accrued interest payable                 102            (102)          (102)
          Deferred revenues                     (6,000)         (8,480)        (1,991)
          Customer deposits                          -               -              -
          Accounts payable                       2,525               -              -
                                             ---------       ---------      ---------
             Net cash provided by (used for)
             operating activities              (13,350)        (11,816)       (15,492)
                                             ---------       ---------      ---------
Cash Flows From Investing Activities:
                                                     -               -              -
             Net cash provided by (used for)
             investing activities                    -               -              -
Cash Flows From Financing Activities:
      Notes payable - borrowings                 3,500               -              -
      Notes payable - payments                       -          (3,500)        (3,500)
      Due from/to parent company                 7,724          15,900         14,975
                                              --------        --------       --------
           Net cash provided by (used for)
             financing activities               11,224          12,400         14,975
                                              --------        --------       --------
Net Increase (Decrease) In Cash                 (2,126)            584          1,118
Cash At The Beginning Of The Period              2,660             534              -
                                              --------        --------       --------
Cash At The End Of The Period                 $    534        $  1,118       $  1,118
                                              ========        ========       ========

Schedule Of Non-Cash Investing And Financing Activities
-------------------------------------------------------

In 2005, the Company issued its parent company 1,507,000 common shares for a license recorded at $30,000.

                                                                           Nine Months
                                                                              Ended
                                          Year Ended      Year Ended      Aug. 31, 2007
                                         Nov. 30, 2006   Nov. 30, 2007     (Unaudited)
                                         -------------   -------------    -------------

Supplemental Disclosure

 Cash paid for interest                    $      -        $    102          $    102
 Cash paid for income taxes                $      -        $      -          $      -

The accompanying notes are an integral part of the financial statements

COMMUNITY ALLIANCE, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

(Continued)

                                                                         Feb. 18, 2005
                                         Nine Months     Feb. 22, 2005    (Inception)
                                           Ended          (Inception)       Through
                                        Aug. 31, 2008       Through       Aug. 31, 2008
                                        (Unaudited)      Nov. 30, 2007    (Unaudited)
                                        -------------    -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) during the
    development stage                      $(23,863)     $(40,414)       $(64,277)

  Adjustments to reconcile net loss to
    Net cash provided by (used for)
      operating activities:
  Compensatory stock issuances                    -        30,000          30,000
  Accounts receivable                         8,000        (8,000)              -
  Deferred expenses                          (8,000)      (14,654)        (22,654)
  Loan payable -related party                43,000         2,000          45,000
  Accrued interest payable                        -             -               -
  Deferred revenues                         (10,345)       14,686           4,341
  Customer deposits                               -             -               -
  Accounts payable                                -         2,525           2,525
                                           --------      --------        --------
  Net cash provided by (used for)
   operating activities                       8,792       (13,857)         (5,065)
                                           --------      --------        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net cash provided by (used for)
   investing activities                           -             -               -
                                           --------      --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Notes payable - borrowings                      -         3,500           3,500
  Notes payable - payments                        -        (3,500)         (3,500)
  Due from/to parent company                 (9,200)       14,975           5,775
                                           --------      --------        --------
  Net cash provided by (used for)
   financing activities                      (9,200)       14,975           5,775
                                           --------      --------        --------
Net Increase (Decrease) In Cash                (408)        1,118             710
Cash At The Beginning Of The Period           1,118             -               -
                                           --------      --------        --------
Cash At The End Of The Period              $    710      $  1,118        $    710
                                           ========      ========        ========

(Continued On Following Page)

COMMUNITY ALLIANCE, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

(Continued From Previous Page)

                                                                         Feb. 18, 2005
                                         Nine Months     Feb. 22, 2005    (Inception)
                                           Ended          (Inception)       Through
                                        Aug. 31, 2008       Through       Aug. 31, 2008
                                        (Unaudited)      Nov. 30, 2007    (Unaudited)
                                        -------------    -------------   -------------
Schedule of Non-Cash Investing And Financing Activities
-------------------------------------------------------
In 2005, the company issued its parent company 100
common shares for a license recorded at $30,000

Supplemental Disclosure
-----------------------
Cash paid for interest                        $  2,227      $    102        $    102
Cash paid for income taxes                    $      -      $      -        $      -


The accompanying notes are an integral part of the financial statements

Community Alliance, Inc. and Subsidiary
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements
November 30, 2006 and 2007, and August 31, 2008 (Unaudited)

Note 1 - Organization and Summary of Significant Accounting Policies
Organization

Community Alliance, Inc. (the "Company") was incorporated on February 22, 2005 in the State of Nevada. The Company is in the development stage and its intent is to conduct business as an advertising and consulting company. Community Alliance, Inc. currently markets sub-licenses for take-home school folders.

The Company has chosen November 30 as a year end.

Basis of Presentation
The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The has Company incurred losses and has a working capital deficit. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Principles of consolidation

The accompanying consolidated financial statements include the accounts of Community Alliance, Inc. and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements. The Company bases its estimates on historical experience, management expectations for future performance, and other assumptions as appropriate. Key areas affected by estimates include the assessment of the recoverability of long-lived assets, which is based on such factors as estimated future cash flows. The Company re-evaluates its estimates on an ongoing basis. Actual results may vary from those estimates.

Cash and cash equivalents
All cash and short-term investments with original maturities of three months or less are considered cash and cash equivalents, since they are readily convertible to cash. These short-term investments are stated at cost, which approximates fair value.

Community Alliance, Inc. and Subsidiary
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements - (Continued)
November 30, 2006 and 2007, and August 31, 2008 (Unaudited)

Concentration of Credit Risk
The Company sells licenses to companies or individuals. In some cases the licensee will pay cash for the full amount of the license fee and in other cases the licensee will pay an amount down and pay the balance over a period of time. The Company extends credit to the licensee based on an evaluation of the customer's financial condition, generally without collateral, other than the possibility of revoking the license
if the licensee does not make the payments on time.   Exposure to
losses on receivables is principally dependent on each licensee's financial condition. The Company will monitor its exposure for credit losses and will maintain allowances for anticipated losses, as required. Since the Company is in its early stage, it is too early to tell what the percentage of payment of all licensees will be.

Property and equipment
The company has no property or equipment at this time.

Revenue Recognition
Revenues are recognized only when realized / realizable and earned, in accordance with GAAP. Advertising revenues are recognized when the underlying advertisements are published, defined as the issuer's on-sale date.

The Company follows the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin 104 ("SAB 104") for revenue recognition. SAB 104 provides guidance on applying accounting principles generally accepted in the United States of America to revenue recognition in financial statements and applies provisions therein to the Company's sublicensing income and licensing expense whereby the income and expense amounts are recognized as time passes in accordance with the applicable contracts. The Company requires the sub-licensees to pay a publication fee of $1,900 for each school project that includes the creation of advertisements for the sponsors and the production, printing, and delivery of the completed folders and recognizes income when delivered and collections of amounts due can be reasonably expected. In instances of small schools, the publication fee may be reduced.

Advertising expenses
Advertising costs are expensed when incurred. No advertising was conducted during the twelve months ended November 30, 2006 or 2007, or during the nine months ended August 31, 2008.

Community Alliance, Inc. and Subsidiary
(A Developmental Stage Enterprise)
Notes to  Consolidated Financial Statements - (Continued)
November 30, 2006 and 2007, and August 31, 2008 (Unaudited)

Income taxes
Income taxes are accounted for in accordance with SFAS 109, Accounting for Income Taxes, using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company is currently filing its income tax returns on the cash basis.

Earnings (loss) per share
Basic earnings per share are computed using the weighted average number of actual common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that would occur from the exercise of the conversion options of the debentures.

Note 2 - Development Stage Company
Based upon the Company's business plan, it is a development stage enterprise. The Company is currently devoting most of its efforts toward raising capital, developing business and marketing strategies, and seeking territorial sub-licenses.

Accordingly, the Company presents its financial statements in conformity with the accounting principles generally accepted in the United States of America that apply in establishing operating enterprises. As a development stage enterprise, the Company discloses the income accumulated during the development stage and the cumulative statements of operations and cash flows from inception to the current balance sheet date.

Note 3 - Related Party Transactions
At November 30, 2006 the Company had notes payable to a corporation controlled by an officer of $3,500. The notes bore interest at 5% per annum. Interest expense under the notes in fiscal year 2006 was $102. The notes were retired in full in fiscal year 2007.

Note 4 - Commitments
Currently the Company's office space is provided by the President at no charge. In the future the Company intends to lease office space as needed.

Community Alliance, Inc. and Subsidiary
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements - (Continued)
November 30, 2006 and 2007, and August 31, 2008 (Unaudited)

Note 5 - Segment Information
Community Alliance, Inc. has determined that it has one reportable segment, the sale of licenses for the Community Alliance business model.

Note 6 - Income Taxes
Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

At November 30, 2006 and 2007 the Company had net operating loss carryforwards of approximately $30,000 and $40,000 which begin to expire in 2025. The deferred tax asset of $6,000 and $8,000 created by the net operating losses has been offset by a 100% valuation allowance. The change in the valuation allowance in fiscal year 2006 and 2007 was approximately $6,000 and $2,000.

(b) Exhibits

(3.1)   Articles of Incorporation incorporated by reference to Form 10 filed September 10, 2008
(3.2)   Bylaws incorporated by reference to Form 10 filed September 10,
2008
(4) Form of Common Stock Certificate incorporated by reference to Form 10 filed September 10, 2008
(10.1) License Agreement dated February 2008 with Venitech, LLC incorporated by reference to Form 10 filed September 10, 2008
(10.2) License Agreement dated March 2005 with Venitech, LLC incorporated by reference to Form 10 filed September 10, 2008
(10.3) Assignment and Assumption Agreement dated March 26, 2008 incorporated by reference to Form 10 filed September 10, 2008
(10.4) Code of Ethics incorporated by reference to Form 10 filed September 10, 2008
(10.5) Addendum to Licensing Agreement between Venitech, LLC and Fresh Ideas Media, Inc. dated January 16, 2007
(10.6) Addendum to Licensing Agreement between Venitech, LLC and Fresh Ideas Media, Inc. dated March 14, 2005 and the Addendum To Licensing Agreement Dated January 16, 2007
(10.7) Addendum to Venitech License Agreement dated July 28, 2008 (10.8) CTN sublicense dated July 24, 2005
(10.9)  Addendum to CTN sub-license dated March 24, 2006
(10.10)  Cancellation of CTN sub-license
(10.11) Hagerty sub-license dated November 28, 2005
(10.12) Addendum to Hagerty sub-license dated May 26, 2006
(10.13) Addendum to Hagerty sub-license dated December 31, 2006
(10.14) Addendum to Hagerty sub-license dated July 3, 2008
(10.15) Frontier sub-license dated May 2, 2007
(10.16) Addendum to Frontier sublicense dated May 7, 2008
(21)  List of Subsidiaries
(99)    Share Exchange Agreement dated November 11, 2008


SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Community Alliance, Inc.

Date:  November 25, 2008    /s/ Phillip E. Ray
                            ---------------------
                            By: Phillip E. Ray
                               President, Chief Executive Officer